Exhibit 99.1

QDX HealthID Announces Name Change to QMC HealthIDTM

Company strengthens biotech research capabilities with the appointment of Todd K. Malan, M.D. as Senior Vice President of Clinical Research

Advances in “medical grade” quantum dot technology may enable faster, more accurate quantifiable testing for COVID-19 and possible applications in dozens of other disease states

San Marcos, Texas – December 22, 2020 — QDX HealthIDTM Incorporated, a wholly owned subsidiary of Quantum Materials Corp. (OTC Pink: QTMM), today announced that it has changed its subsidiaries name to QMC HealthIDTM. The name change came as a strategic initiative to leverage the organization’s relationship with its parent company Quantum Materials Corporation, a leading nanomaterial and cadmium free quantum dot manufacturer. Promising research utilizing quantum dot technology shows the potential for COVID-19 testing to be made faster, easier to use and more accurate.

As a result of these recent advances, QMC HealthID took the added step to strengthen its executive team with the appointment of Todd K. Malan, M.D. as senior vice president of clinical research. Dr. Malan will focus on leading the firm into the next generation of quantitative testing. Dr Malan’s background includes health diagnostics, medical informatics, applied biotechnology and use of quantum dots and nano particles across a number of healthcare initiatives.

“The potential impact that quantum dot technology could have on enhancing test technology for COVID-19 as well as other infectious diseases is significant. We could see improved accuracy, speed and ease through the use of nanotechnology. Additionally, with the embodiment of our QDX quantum dots into the test kits, we can extend the utility of our authentication and tracking technology to reduce the chances of counterfeit test entering the supply chain,” said Stephen B. Squires, CEO of QMC HealthID Incorporated. “Given these advances in research, it made sense from a branding standpoint to emphasize the relationship between QMC HealthID and Quantum Materials and decided changing the company’s name to QMC enhanced the connection. Now, with Todd on board, we have the expertise to truly advance care through the innovative use of quantum dot technology.”

Quantum dots are nanoparticles, which – due to their unique physical and chemical properties – are promising in the field of drug and biomarker research. Quantum dots can synthesize in the form of nano-islands on various substrates, which can be used as single-photon emitters in electronics for storing information, as well as in the form of colloidal quantum dots, which can be used for diagnostic and potential uses in other health and wellness application areas.

“The grand challenge for the future of medicine is to learn to harness technology in ways that we gain greater precision through personalizing our approach,” said Dr. Malan. “Quantum dots allows us to work at the cellular level to enhance our diagnostic skills and to create therapies that are so specific as to target the underlying issues at the cellular level.”

About QMC HealthID

QMC HealthID Inc., a wholly owned subsidiary of Quantum Materials Corp. (OTC Bulletin Board: QTMM), leverages its QMC technologies to address global health challenges spurred by current and future pandemics. The QMC HealthID management platform and mobile app authenticates infectious disease testing and personal health status. Six out of the 12 rapid-result antibody tests currently granted FDA Emergency Use Authorization as well as Innova Medical, the foremost global producer of COVID-19 Antigen tests, can utilize QMC HealthID’s mobile test reporting app. These tests along with the mobile app are designed to test for COVID-19, with benefit towards helping people get safely and securely back to work, school, travel, events and living.

For more information, please visit www.qmchealthid.com.

About Quantum Materials Corp

Quantum Materials Corp. develops and manufactures quantum dots and nanomaterials for display, solar energy, and lighting applications through its proprietary high-volume continuous-flow production process. Combined with its proprietary blockchain technology, QMC’s unique quantum dots are also used in anti-counterfeit applications. QMC’s volume manufacturing methods enable consistent quality and scalable cost reductions to provide the foundation for technologically superior, energy-efficient, and environmentally sound displays, the next generation of solid-state lighting and solar photovoltaic power applications. For more information, visit Quantum Materials Corp at www.quantummaterialscorp.com.

QMC HealthIDTM Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These statements include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans” and similar expressions. Although QMC HealthID’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of QMC HealthID, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, the uncertainties inherent in research and development, future clinical data and analysis, including post marketing, decisions by regulatory authorities, such as the FDA or the EMA, regarding whether and when to approve any drug, device or biological application that may be filed for any such product candidates as well as their decisions regarding labelling and other matters that could affect the availability or commercial potential of such product candidates, the fact that product candidates if approved may not be commercially successful, the future approval and commercial success of therapeutic alternatives, QMC HealthID’s ability to benefit from external growth opportunities, to complete related transactions and/or obtain regulatory clearances, risks associated with intellectual property and any related pending or future litigation and the ultimate outcome of such litigation, trends in exchange rates and prevailing interest rates, volatile economic and market conditions, cost containment initiatives and subsequent changes thereto, and the impact that COVID-19 will have on us, our customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on our employees and on the global economy as a whole. Any material effect of COVID-19 on any of the foregoing could also adversely impact us. This situation is changing rapidly and additional impacts may arise of which we are not currently aware and may exacerbate other previously identified risks. Other than as required by applicable law, QMC HealthID does not undertake any obligation to update or revise any forward-looking information or statements.

Media Contact:

Niki Franklin

W2O

nfranklin@w2ogroup.com